AGREEMENT  dated as of February 1, 1999  between  NUWAVE  TECHNOLOGIES,
INC. ("Company"), a Delaware corporation having offices at One Passaic Avenue, Fairfield, New Jersey 07004, and TERK TECHNOLOGIES CORP. ("Terk"), a New York corporation having offices at 63 Mall Drive, Commack, New York 11725.

         WHEREAS:

         A. The Company is in the business of developing and selling or licensing, among other things, certain technical information for enhancing video ("Intellectual Property") (i) as embodied in the Company's NVP 103-ASIC Chip
("ASIC Chip") which includes the processes referred to in U. S. Patent Applications Nos. 09/040.200, 09/040.232 and 09/040-233, including presets and device drivers, and which ASIC Chip substantially conforms to the Technical Data Sheet attached as Exhibit A to this Agreement and (ii) certain technical information concerning the ASIC Chip.

         B. Terk is in the business of developing and selling electronic products and would like to develop, with the use of the Intellectual Property, certain Consumer Video Enhancement Products (as hereinafter defined in subsection C of the WHEREAS clause of this Agreement).

         C. For purposes of this Agreement, consumer Video Enhancement Products shall mean stand-alone products (which stand-alone products may include user selectable video-related features developed by the Company) designed to go between a television receiver and a video source whose sole function would be video enhancement but also may include functions (i) that provide switching of multiple video and audio signal inputs; (ii) that provide video and audio signal output distribution to multiple destinations; (iii) that provide transmission of signals over twisted pair wire utilizing technology described in U.S. Patent No. 5,010,399 and

Canadian Patent No. 2,020,841, or (iv) that may be approved in writing by the Company. Notwithstanding the foregoing, Consumer Video Enhancement Products shall not include any products (a) which have functions for audio or video transmitting or receiving; or (b) which have functions for security or surveillance.

         NOW, THEREFORE, IT IS AGREED:

         1. The Company hereby agrees to sell the ASIC Chip exclusively to Terk solely for inclusion in Consumer Video Enhancement Products for sale to end-user consumers through retail outlets ("retail trade") in the United States and Canada ("Territory"). Terk hereby agrees to purchase all of its requirements for ASIC Chips from the Company for use in Consumer Video Enhancement Products to be sold in the Territory. The Company reserves the right to sell or license ASIC Chips to others for use in connection with all products and in all parts of the world except for Consumer Video Enhancement Products to be sold to the retail trade in the Territory during the term of this Agreement. During the term of this Agreement, if the Company makes any improvements or enhancements in the Intellectual Property as embodied in the ASIC Chip which (a) do not increase the cost of the ASIC Chip to the Company, those improvements or enhancements shall be included in the ASIC Chip delivered to Terk at no additional charge to Terk or (b) do increase the cost of the ASIC Chip to the Company, the Company shall offer to include the improvements and enhancements to Terk at an additional charge.

         2. Each of the Company and Terk is an independent contractor and each is not an agent or employee of the other, and each has no authority to bind the other.

         3. The term of this Agreement shall be for five years and shall commence as of July 1, 1999 and shall terminate on June 30, 2004 ("original date of termination"), provided, however, that if Terk purchased and paid for at least [ * ] ASIC Chips in the 12 months immediately preceding the original date of termination, this Agreement shall continue in force and effect, as a non-exclusive agreement, subsequent to the original date of termination for consecutive 12-month periods as long as Terk purchases and pays for at least [ * ] ASIC Chips in each 12-month period subsequent to the original date of termination. Notwithstanding the foregoing

              (i) if, during the first six months of this Agreement (July 1, 1999 through December 31, 1999), Terk does not purchase and pay for at least [ * ] ASIC Chips pursuant to the terms of this Agreement, the Company may, upon at least 30 days' notice, convert this Agreement to a non-exclusive agreement in the Territory;

              (ii) if, during the 7th through 18th months of this Agreement (January 1, 2000 through December 31, 2000), Terk does not purchase and pay for at least [ * ] ASIC Chips pursuant to the terms of this Agreement, the Company may, upon at least 30 days' notice, convert this Agreement to a nonexclusive agreement in the Territory;

              (iii) if, during any 12-month period during the term of this Agreement subsequent to the 18th month of this Agreement (December 31, 2000), Terk does not purchase and pay for at least [ * ] ASIC Chips pursuant to the terms of this Agreement, (A) the Company may, upon at least 30 days' notice, either (a) terminate this Agreement or (b) convert this Agreement to a non-exclusive agreement in the Territory and (B) Terk may, upon at least 180 days' notice, terminate this Agreement.

              (iv) if the ASIC Chip is not available by July 1, 1999, (a) the term of this Agreement shall be for five years and shall commence as of the first day of the month after the Company notifies Terk that the ASIC Chip is available ("revised commencement date") and shall terminate on the fifth anniversary of the revised commencement date; (b) the first six months of this Agreement, as set forth in clause (i) above, shall commence on the revised commencement date and shall terminate on a date six months after the revised commencement date; (c) the references to the 7th through 18th months of this Agreement, as set forth in clause (ii) above, shall mean the 7th through 18th months after the revised commencement date, and (d) the reference to any 12-month period during the term of this Agreement subsequent to the 18th month of this Agreement, as set forth in clause (iii) above, shall mean any 12-month period during the term of this Agreement subsequent to the 18th month after the revised commencement date;

              (v) if the ASIC Chip is not available by October 1, 1999, Terk may terminate this Agreement by notice to that effect to the Company on or before November 1, 1999 and, in that event, this Agreement shall terminate as of November 1, 1999 with no liability of either party to the other;

              (vi) Terk shall not be subject to any minimum purchase requirements set forth in any of the above clauses of this paragraph 3 if, and to the extent that, the Company is not able to fill Terk's orders for ASIC Chips until the Company can fill Terk's orders.

                   If the Company gives a 30-day notice to Terk, as set forth in the immediately preceding clauses, Terk may avoid the termination of this Agreement or the conversion of this Agreement to a non-exclusive basis in the Territory, as the case may be, by purchasing and paying for, before the end of the 30-day period, a sufficient number of ASIC Chips so that the number of ASIC Chips purchased and paid for in the period in question and the number of ASIC Chips purchased and paid for before the end of the 30-day period total at least [ * ] in the first six months of this Agreement, [ * ] during the 7th through 18th months of this Agreement, or [ * ] during any 12-month period subsequent to the 18th month of this Agreement, as the case may be.

         4. The purchase price that Terk shall pay to the Company for each ASIC Chip shall be [ * ] and all ASIC Chips shall be paid for, without setoff or deduction, within 30 days after delivery.

         5. Terk shall develop Consumer Video Enhancement Products utilizing the Intellectual Property and, to this end, will develop and contribute all necessary industrial design and also will provide all marketing and distribution for the Consumer Video Enhancement Products.

         6. The Company will assist Terk, if requested (a) in developing Consumer Video Enhancement Products utilizing the Intellectual Property and, to this end, will supply engineering and other technical support upon receipt of payment therefor on a mutually agreed basis; (b) in sourcing of parts and in selecting manufacturers; (c) in identifying additional sales representatives to supplement Terk's sales force; and (d) in assisting in the development of sales, marketing and advertising programs and strategies.

         7. (a) Terk acknowledges that it may acquire (i) information and materials from the company and (ii) knowledge about the Intellectual Property and the business, products, processing, know-how, experimental work, customers, clients and suppliers of the Company, and that all such information, materials and knowledge are and will be the trade secrets and confidential and proprietary information of the company (collectively "Confidential Information"). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Terk or that the Company regularly gives to third parties without restrictions on use or disclosure. Terk agrees to hold all such Confidential Information that it has acquired or may hereafter acquire in strict confidence, not to disclose it, directly or indirectly, to others, or use it in any way, commercially or otherwise, except with respect to the

Consumer Video Enhancement Products contemplated by this Agreement, to disclose it to Terk's employees and associates only on a need-to-know basis and only to employe6s and associates who have signed a confidentiality agreement which adequately protects the Company's interest therein, and not to allow any unauthorized person access to it, either before or after the expiration or termination of this Agreement.

         (b) The Company acknowledges that it may acquire (i) information from Terk, and (ii) knowledge about Terk's business, products, processes, know-how, experimental work, customers, clients, and suppliers, and that all such information and knowledge are and will be the trade secrets and confidential and proprietary information of Terk (collectively "Terk Confidential Information"). Terk Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of the Company or that Terk regularly gives to third parties without restriction on use or disclosure. The Company agrees to hold all such Terk Confidential Information that it has acquired or may hereafter acquire in strict confidence, not to disclose it, directly or indirectly, to others, or use it in any way, commercially or otherwise, to disclose it to the Company's employees and associates only on a need-to-know basis and only to employees and associates who have signed a confidentiality agreement which adequately protects Terk's interest therein, and not to allow any unauthorized person access to it, either before or after the expiration or termination of this Agreement. Notwithstanding the foregoing, the Company may use Terk Confidential Information to assist Terk or in connection with Consumer Video Enhancement Products.

         8. Terk will use and prominently display trademarks designated by the Company on all of the Consumer Video Enhancement Products and related packaging and written materials utilizing the Intellectual Property. Terk will not use, authorize or permit the use of, any of the Company's trademarks or trade names or any trademark or trade name used by the Company which is not owned by third parties or by Terk except to designate the Consumer Video Enhancement Products. Terk shall not contest the right of the Company to the exclusive use of any trademark or trade name used or claimed by the Company except as to those trademarks or trade names owned by third parties or Terk. Upon termination of this Agreement, for any reason whatsoever, Terk immediately shall cease, directly and indirectly, from using any trademark or trade name of the Company or used by the Company except as to those trademarks or trade names owned by third parties or Terk.

         9. The Company  represents  to Terk that,  to the best of its knowledge
(a) it is the owner of, and has the right to grant, rights to the Intellectual Property and to the trade names and trademarks designated by the Company for use on Consumer Video Enhancement Products and (b) the Intellectual Property and the trade names and trademarks designated by the company for use on Consumer Video Enhancement Products are not the subject of any lawsuit or claim of infringement by any third party. The Company hereby indemnifies and holds Terk harmless from and against any and all claims, demands, actions, proceedings, costs and expenses which shall arise by virtue of any claim that the Intellectual Property and the trade names and trademarks designated by the Company for use on Consumer Video Enhancement Products infringe on any valid patent or patent application or valid trademark or trade name copyright, as the case may be. Terk shall promptly notify the Company of any such claim, demand, action, proceeding, cost or expense. The Company shall promptly make payment to Terk for any costs or expenses incurred by Terk at any time or from time to tine for which indemnification is due to Terk pursuant to this section. The Company will (i) furnish Terk with a certificate of insurance certifying that the

Company has product liability insurance and (ii) require the insurance company to name Terk as an entity to be notified in the event of the cancellation of the product liability insurance.

         10. The Company shall have the sole right, in the first instance, to take appropriate measures, including instituting or defending litigation, to prevent or stop infringement or misappropriation by third parties in making, using or selling products using the Intellectual Property ("third party infringement"). If, after six months from the date of notice from Terk that there is third party infringement, the Company fails or refuses either (a) to take or initiate appropriate measures against the third party infringement or
(b) to offer to permit Terk to take or initiate appropriate measures against third party infringement, Terk nay terminate this Agreement upon 60 days' notice.

         11. The Company shall notify Terk if the patent applications referred to in WHEREAS clause A(i) of this Agreement are accepted or rejected by the United States Patent Office.

         12. If this Agreement is continued in force and effect as a non-exclusive agreement after the original date of termination, as contemplated by paragraph 3 of this Agreement, the parties, upon request by Terk, shall attempt to arrive at new minimum amounts of purchases of ASIC Chips by Terk in order to restore the Agreement as an exclusive Agreement in the Territory.

         13. During the period that this is an exclusive Agreement, the Company will not sell or license any Intellectual Property to third parties for use in any Consumer Video Enhancement Products which permits the resale to the retail trade of the Consumer Video Enhancement Products in the Territory.

         14. Terk shall have full title to all patent applications, Letters Patent, know-how, designs, and trade secrets ("Terk Technology") for any inventions or products developed solely by Terk. The company acknowledges and agrees that Terk is and shall be the sole and exclusive owner of the Terk Technology. Terk also shall own all of its own trademarks and trade names and may display those trademarks and trade names on all of the Consumer Video Enhancement Products and related packaging and written material. This Agreement shall not be considered a license for the Company to use the Terk Technology.

         15. In no event shall the Company or Terk be liable for any special, incidental, indirect or consequential damages of any kind in connection with this Agreement, even if the Company or Terk has been informed in advance of the possibility of such damages.

         16. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         17. All notices, reports, requests, acceptances and other communications required or permitted under this Agreement shall be in writing, sent to the receiving party's address as set forth on the first page of this Agreement (or to such other address that the receiving party may have provided for purpose of notice as provided in this paragraph), and will be deemed given when (i) delivered personally, (ii) sent by confirmed facsimile machine, (iii) sent by commercial overnight courier with written verification of receipt, or
(iv) sent by registered or certified mail, return receipt requested, postage prepaid.

-------------------------
* These portions of the Agreement were omitted and filed separately with the Commission pursuant to a request for confidential treatment.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.


TERK TECHNOLOGIES CORP.                     NUWAVE TECHNOLOGIES, INC.


By: /s/ Neil Terk                          By:  /s/ Jeremiah F. O'Brien
    -------------------                         -----------------------